Exhibit 4.24

English Translation

Contract for Assignment of State-owned Construction Land Use Right

Parties to this Contract:

Assignor: Wuyuan County Planning and Natural Resources Commission

Mailing address: 8 Shuxiang Road

Postal code: /

Tel: 0793-7343898

Fax: /

Deposit Bank: /

Account No.: /

Assignee: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Mailing address: No. 1, Huang Village, Qinghua Town, Wuyuan County, Shangshao, Jiangxi Province

Postal code: /

Tel: 187555941801

Fax: /

Deposit Bank: /

Account No.: /

Chapter I General Provisions

Article 1 The Contract is entered into by the parties hereto on the basis of equality, voluntariness, consideration, and good faith in accordance with the Property Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Land Administration and the Law of the People’s Republic of China on the Administration of Urban Real Estate, and the administrative regulations and policies governing land supply.

Article 2 The Assigned Land is owned by the People’s Republic of China, and the Assignor is authorized to assign the state-owned construction land use right in accordance with laws. Any resources and objects buried under the Assigned Land shall not be included in the scope of the state-owned construction land use right in and of the Assigned Land.

Article 3 For the state-owned construction land legally obtained by the Assignee, the Assignee shall have the right to possess, use, seek profits and dispose in accordance with the law within the term of assignment and shall also have the right to use the land for the construction of buildings, fixtures and their auxiliary facilities in accordance with the law.

Chapter II Delivery of the Assigned Land and the Payment of Assignment Price

Article 4 The registered number of the Assigned Land under the Contract is DEL2021-22 , with a total area of six thousand three hundred and ninety twenty five hundredths square meters (6396.25 m2), of which six thousand three hundred and ninety twenty five hundredths square meters (6396.25 m2) will be assigned hereunder.

The Assigned Land under the Contract is located in Jin Village Qinhua Town.

The ichnographic boundaries of the Assigned Land under the Contract is / and the chart attached thereto; please refer to Appendix 1 for the Ichnographic Boundaries of the Assigned Land.

The vertical limits of the Assigned Land under the Contract are at / as its upper limit and / as its lower limit, with the altitude difference of / meters. Please refer to Appendix 2 for the Vertical Limits of the Assigned Land.

The spatial scope of the Assigned Land refers to the closed space formed by the above-mentioned boundary points posed by the vertical plane and the upper and lower elevation level.

Article 5 The purpose of the Assigned Land under the Contract is for commercial services, of which: hotel land: three thousand one hundred and ninety eight and thirteen hundredth square meters; catering land: one thousand seventy nine and twenty five hundredth square meters; commercial and financial land: one thousand nine hundred eighteen and seventeen hundredth square meters.

Article 6 The Assignor agrees to deliver the Assigned Land to the Assignee by September 26, 2021, and the Assignor agrees that the Assigned Land shall meet the following land conditions regulated in Article 1 of this article at the delivery of the land.

1. To level the land and make it meet the conditions of present condition ;

The infrastructure around the land shall include / ;

2. Current land status: / .

Article 7 The term of assignment of the state-owned construction land use right under the contract is 40 years, counting from the date when the Assigned Land is delivered as agreed in Article 6 of the Contract. In respect of any allotted (or leased) state-owned construction land use right for which assignment formalities are required retrospectively, the term of such assignment shall be counted from the date when the contract is signed.

Article 8 The assignment price for the state-owned construction land use right under the Contract is RMB two million nine hundred thousand yuan (RMB2900000 ), and the price per square meter is RMB four hundred and fifty three and thirty nine hundredth yuan (RMB453.39 ).

Article 9 The deposit for the Assigned Land under the Contract is RMB one million four hundred and fifty thousand yuan (RMB1450000 ). The deposit shall be regarded as part of the payment for the assignment price.

Article 10 The Assignee agrees to pay the assignment price for the state-owned construction land use right in accordance with Article 1 , Paragraph 1 of this Article:

1. The assignment price for the state-owned construction land use right shall be paid up in a lump sum payment at one time within 14 days after the Contract is signed.

2. The assignment price for the state-owned construction land use right shall be paid by / installments in accordance with the following time and amount.

For the payment of state-owned construction land use right by installment, the Assignee, when paying for the second installment and the subsequent installment of assignment price for state-owned construction land use right, shall agree to pay interest to the Assignor at the lending interest rate released by the People’s Bank of China on the date of the payment of the first installment.

Article 11 After paying up the assignment price of the land parcel in accordance with the Contract, the Assignee may apply for the Certificate of Assignment of State-owned Construction Land Use Right by presenting relevant supporting materials including the Contract and payment receipt of the assignment price.

Chapter III Development, Construction and Utilization of the Assigned Land

Article 12 The Assignee shall agree to implement development and investment of the Assigned Land under the Contract as provided under Section / of this Article:

1. The Assigned land under the Contract shall be used for construction of industrial projects, and the Assignee agrees that the total fixed assets invested in the land under the Contract shall not be less than the approved amount or the filed amount, (in Words) / yuan (in Figure) / yuan. The investment shall not be less than (in Words) / yuan (in Figure) / yuan per square meter. The total investment of the fixed assets to the Assigned Land under the Contract shall include buildings, fixtures and their auxiliary facilities, equipment as well as the assignment price.

2. The Assigned Land under the Contract shall be used for construction of non-industrial projects, and the Assignee undertakes that the total development and investment amount of the land parcel under the Contract shall not be less than (in Words) / yuan (in Figure) / yuan.

Article 13 The new buildings, fixtures and their auxiliary facilities established on the Assigned Land under the Contract shall meet the planning conditions for the Assigned Land determined by the planning administrations of the city (county) (Please refer to Appendix III), among which:

Nature of the main buildings: for business and office purpose;

Nature of the auxiliary buildings: / ;

Total floor area of the building: below 11513.25 square meters;

Floor Area Ratio: below 1.80 ;

Building Height Limitation: below 24 meters ;

Building Density: below 40% ;

Greening Rate: above 20% ;

Other requirements for the land use: / .

Other land use requirements: 1. The land use includes hotel land, catering land, and commercial and financial land. The proportion of hotel land is not less than 50%, catering land is not more than 20%, and commercial and financial land is not more than 30%; 2. If there are properties within the plot, in addition to paying the full land transfer price, the transferee must also pay RMB470700 yuan to the Wuyuan County Finance Bureau for the collection and storage of the property before September 16, 2021; 3. After the development and construction of the plot is completed, the real estate on the ground shall be 100% owned by the transferee and shall not be divided or transferred.

Article 14 The Assignee agrees to implement complementary development of the Assigned Land under the Contract as provided under Section / of this Article:

1. The Assigned Land under the Contract is used for construction of industrial projects. In accordance with the planning and designing conditions regulated by the planning departments, within the boundaries of the Assigned Land under the Contract, the land used for office buildings and service facilities shall be no more than / % of the total area of the Assigned Land, which is / square meters, and the building area shall be no more than / square meters. The Assignee agrees not to build non-productive facilities such as set residential buildings, expert buildings, hotels, guesthouses and training centers on the Assigned Land under the Contract.

2. The Assigned Land under the Contract is used for construction of residential projects. In accordance with the planning and construction conditions regulated by the planning and construction departments, within the boundaries of the Assigned Land under the Contract, the total number of apartments shall not be less than / sets, among which, the apartments with the construction area of less than 90 square meters shall not be less than / sets. The requirement for the residential building sets is / . Within the boundaries of the Assigned Land under the Contract, the land area used for developing apartments under 90 square meters shall not less than / % of the total area of the Assigned Land. For the housing built by the government for low-income residents including affordable housing and low-rent housing to be developed within the boundaries of the Assigned Land under the Contract, the Assignee agrees to do in accordance with Article / upon completion of construction.

1) To transfer to the government.

2) To be purchased by the government.

3) To be implemented in accordance with relevant administrative regulations on the construction and sales of economically affordable housing.

4) / .

Article 15 The Assignee agrees to construct the following complementary facilities within the boundaries of the Assigned Land under the Contract, and voluntarily transfer to the government upon completion of construction without compensation:

/ .

Article 16 The Assignee agrees that the construction projects on the Assigned Land under the Contract shall commence prior to March 26, 2022 and complete prior to September 26, 2023 .

If the construction is not commenced as schedule above, the Assignee shall submit the application for deferral to the Assignor 30 days in advance. After the deferral of commencement is approved by the Assignor, the completion time shall be deferred accordingly, but the period of deferral shall not exceed one year.

Article 17 During the construction on the Assigned Land under the Contract, the Assignee shall connect water supply, gas supply, power supplies, sewage disposal and other facilities in the Assigned Land to the main pipelines, the interface of electro-converting stations or pulling in projects outside of the Assigned Land in accordance with relevant laws and regulations.

The Assignee shall agree to allow the entering, passing and crossing the Assigned Land of any kind of pipelines and wires required by the government for utility purposes. However, if the use of the Assigned Land is affected by such activities, the responsible government agency or utility service provider shall make reasonable indemnity.

Article 18 The Assignee shall abide by the land use purpose and floor area ratio as agreed in the Contract and shall not make any alteration without authorization. Within the assignment term, if the proposed use of the Assigned Land needs to be altered, both Parties shall agree to make the alteration in accordance with Section 2 of this article.

1. The Assignor shall collect the construction land use right with payment of consideration.

2. They shall go through the approval formalities of altering the land use purpose in accordance with laws and sign an alteration agreement on assignment of state-owned construction land use right or sign a new contract of assignment of state-owned construction land use right. The Assignee shall make a supplementary payment for the balance between the evaluated market price of the construction land use right with the new purpose when the alteration is approved and the evaluated market price of the construction land use right with the previously approved purpose. The registration of altering the land use right shall be undertaken.

Article 19 Within the term of the Assigned Land under the Contract, the government shall reserve its right to adjust the planning of the Assigned Land under the Contract. If the original planning is modified, it shall not affect the existing buildings on the Assigned Land. However, the transformation, renovation and reconstruction of the buildings, fixtures and their auxiliary facilities on the Assigned Land within its use term, or renewal of the Contract upon expiration of use term shall be implemented in accordance with the then effective planning requirements.

Article 20 For the state-owned construction land use right utilized by the Assignee in accordance with the law, the Assignor shall not withdraw the assignment before the use term expires as agreed in the Contract. Under special circumstances when the Assignor needs to withdraw the state-owned construction land use right in accordance with the needs of public interests in advance the Assignor shall report for approval in accordance with legal formalities and shall compensate the land user in accordance with the value of the buildings, fixtures and their auxiliary facilities on the Assigned Land at the time of withdrawal, the estimated value of the then market price of the remained assignment term of the state-owned construction land use right and the estimated direct loss arising from the withdrawal.

Chapter IV Transfer, Lease and Mortgage of the State-Owned Construction Land Use Right

Article 21 After paying up the assignment price of the state-owned construction land use right in accordance with the Contract and obtaining the Certificate of the State-owned Land Used Right, the Assignee shall be entitled to transfer, lease or mortgage all or part of the state-owned construction land use right under the Contract. The first transfer shall meet the conditions in Section 1 of this article:

1. The development of the Assigned Land shall be conducted in accordance with the Contract, and more than 25% of the total development and investment have been completed.

2. The investment and development shall be conducted in accordance with the Contract, and the Assigned Land has formed conditions for industrial purpose or other construction purposes.

Article 22 The transfer, lease and mortgage of the state-owned construction land use right shall not violate the laws and regulations of the country and the provisions of the Contract.

Article 23 If all or part of the state-owned construction land use right is transferred, the rights and obligations specified in the Contract and in the land registration documents shall be transferred accordingly. The use term of the state-owned construction land use right shall be the remaining term that the use term as agreed in the Contract minus the use term for which the Assignee has used.

After all or part of the state-owned construction land use right under the Contract is leased, the rights and obligations specified in the Contract and in the land registration documents shall still be undertaken by the Assignee.

Article 24 If the state-owned construction land use right is transferred or mortgaged, both parties for the transfer or mortgage shall apply for registration of changes for land use right at the land and resources administrations by presenting the Contract, relevant contract on transfer or on mortgage and the Certificate for the State-owned Land Use Right.

Chapter V Expiration of Use Term

Article 25 When the term agreed in the Contract expires, and the land user needs to continue using the Assigned Land under the Contract, an application for renewal shall be submitted to the Assignor no less than one year prior to the expiration of the use term. The Assignor shall not unreasonably withhold the application for the renewal unless the Assignor needs to withdraw the Assigned Land under the Contract for the needs of public interests.

For the construction land use right for residential purpose, it shall be renewed automatically upon the expiration of the use term.

If the Assignor agrees on the renewal, the land user shall effect the formalities for relevant land assignment or leasing for a consideration in accordance with the law, re-enter into the contract to use the relevant assigned or leased land for a consideration, and pay the relevant land assignment or leasing price.

Article 26 When the assignment term of the land use right expires and if the Assignee fails to obtain the approval of renewal of such right because of public interests, the Assignee shall return the Certificate of State-owned Land Use Right to the Assignor and shall complete the deregistration of the state-owned construction land use right in accordance with relevant regulations, and the Assignor shall withdraw the state-owned construction land use right without compensation. The Assignor and the land user shall agree to dispose the buildings, fixtures and their auxiliary facilities on the Assigned Land under the Contract in accordance with Section 1 of this Article:

1. The Assignor shall take ownership of the above-ground buildings, fixtures and their auxiliary facilities on the Assigned Land and give reasonable compensation to the land user based on the residual value of these buildings, fixtures and their auxiliary when they are taken back.

2. The Assignor shall take ownership of the above-ground buildings, fixtures and their auxiliary facilities on the Assigned Land without compensation.

Article 27 When the use term of the Assigned Land expires, if the land user fails to obtain the approval of renewal, the land user shall return the Certificate of State-owned Land Use Right, and shall complete deregistration of the state-owned construction land use right in accordance with relevant regulations. The Assignor shall withdraw the state-owned construction land use right without compensation. The above-ground buildings, fixtures and their auxiliary facilities on the Assigned Land under the Contract shall be owned by the Assignor without compensation. The land user shall guarantee the normal functions of the above-ground buildings and other objects and their auxiliary facilities and no deliberate destructions shall be allowed. If the above-ground buildings, fixtures and their auxiliary facilities lose their normal functions, the Assignor may request the land user to remove or dismantle the above-ground buildings, fixtures and their auxiliary facilities to restore the leveled ground on the Assigned Land.

Chapter VI Force Majeure

Article 28 Either of the parties of the Contract shall be exempt from responsibilities when all or part of the Contract cannot be performed due to occurrence of event of force majeure. However, any necessary remedy shall be taken to diminish the losses caused by the force majeure if conditions warrant it. The affected party shall not be exempted from responsibilities when force majeure event occurs during delay of performance.

Article 29 If any event of force majeure occurs, the affected party shall notify the other party in written form by mail, telegram or fax within 7 days of the occurrence of force majeure, and shall provide the other party with a report and evidences of the reason for which the performance of the Contract is delayed or prevented within 15 days of the occurrence of such event.

Chapter VII Liability for Breach of the Contract

Article 30 The Assignee shall pay for the assignment price of the state-owned construction land use right on time in accordance with the terms of the Contract. If the Assignee fails to pay for such assignment price on schedule, it shall be imposed on a daily penalty of 1 ‰ of the deferred payment to the Assignor starting from the first day after the due time. If the assignment price is overdue for more than 60 days, and the Assignee neglects the Assignor’s reminder of the payment, the Assignor shall have the right to terminate the Contract, and the Assignee shall have no right to request the Assignor to refund the deposit. The Assignor can request the Assignee to compensate for the losses.

Article 31 If the Assignee terminates its investment and construction for any of its own reasons, and proposes to the Assignor to terminate the Contract and return the Assigned Land, the Assignor shall report for approval to the people’s government which originally approves the land use right assignment plan. After obtaining such approval, the Assignor shall, in accordance with the following agreements, refund all or part of the assignment price of the state-owned construction land use right (without interest) except for the deposit as agreed in the Contract, and withdraw the state-owned construction land use right. The established buildings, fixtures and their auxiliary facilities within the boundaries of the Assigned Land may not be compensated while the Assignor may request the Assignee to remove or dismantle the established buildings, fixtures and their auxiliary facilities to restore the leveled ground. However, if the Assignor is willing to continue to use the established buildings, fixtures and their auxiliary facilities within the boundaries of the Assigned Land, the Assignor shall make reasonable compensation to the Assignee.

1. If the Assignee applies to the Assignor not less than 60 days prior to the first anniversary of the construction commencement date provided under the Contract, the Assignor shall refund all the paid assignment price of the state-owned construction land use right except for the deposit.

2. If the Assignee applies to the Assignor between the first and the second year after the commencement of the construction and not less than 60 days before the second anniversary of the construction commencement date provided under the Contract, the Assignor shall refund the remainder of the assignment price of the state-owned construction land use right after deducting the deposit and the prices for idle land in accordance with regulations.

Article 32 If the Assigned Land is left unused for at least one year but less than two years due to the Assignee’s failure to commence construction and development for any of its own reasons, the Assignee shall pay the cost of idled land in accordance with the law. If the land is left unused for at least two years and the construction on the Assigned Land doesn’t commence, the Assignor shall have the right to take back the state-owned construction land use right without any compensation.

Article 33 If the Assignee fails to commence the construction on the date as agreed in the Contract, or another date agreed upon in cases of accepted delayed construction, it shall pay 1 ‰ of the total assignment price for the land use right as damages for breach of contract to the Assignor for each deferred day, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract.

If the Assignee fails to complete the construction in accordance with the date provided under the Contract, or another date agreed upon in cases of accepted delayed construction, it shall pay 1 ‰ of the total assignment price for the land use right as damages for breach of contract to the Assignor for each deferred day.

Article 34 If the total fixed asset investment to the project, the investment intensity and the total development and investment amount fail to meet the requirements as agreed in the Contract, the Assignor may demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment price herein equal to the percentage that the exact underpayment accounts for in the total investment amount and investment intensity requirement, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract.

Article 35 If any index such as the floor area ratio and the building density fails to satisfy the lowest standard as agreed in the Contract, the Assignor may demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment price equal to the percentage that the exact balance accounts for in the abovementioned lowest standard, and the Assignor shall be entitled to demand the Assignee to continue performing the Contract. If any index such as the floor area ratio and the building density exceeds the highest standard as agreed in the Contract, the Assignor shall be entitled to take back the excessive area and demand the Assignee to pay damages for breach of contract at a certain percentage of the assignment price equal to the percentage that the exact excess accounts for in the stipulated standard.

Article 36 If any index such as the greening rate of industrial construction project, the proportion and the area of the land used for office buildings and service facilities within the enterprises fails to satisfy the standard as agreed in the Contract, the Assignee shall pay the Assignor / ‰ of the total assignment price for the land use right as damages for breach of contract and shall remove or dismantle such greening and construction facilities.

Article 37 After the Assignee pays the assignment price of the land use right in accordance with the Contract, the Assignor shall deliver the Assigned Land on time in accordance with the agreement of the Contract. If the possession period of the land parcel under the Contract is extended due to the Assignor’s failure to deliver the Assigned Land on time, the Assignor shall pay 1 ‰ of the assignment price which has been paid by the Assignee as damages for breach of contract for each day extended. The land use term shall commence from the actual delivery date. If the land delivery is deferred for more than 60 days, and the Assignor fails to deliver the land after being reminded by the Assignee, the Assignee shall be entitled to terminate the Contract, and the Assignor shall repay the deposit in double and refund the paid assignment price of state-owned construction land use right after deducting the deposit, and the Assignee can request the Assignor to compensate the losses.

Article 38 If the Assignor fails to deliver the Assigned Land on time, or fails to deliver the Assigned Land on the conditions as agreed in the Contract, or unilaterally change the land use conditions, the Assignee shall have the right to request the Assignor to perform its obligations in accordance with the requirements agreed herein and compensate its direct loss caused by the delayed performance. The land use term shall commence from the date when the land use conditions are satisfied.

Chapter VIII Governing Laws and Dispute Resolution

Article 39 The formation, effect, interpretation, performance and dispute resolution of the Contract shall be governed by the laws of the People’s Republic of China.

Article 40 Any dispute arising out of the performance of the Contract shall be resolved through negotiation between both parties. If such negotiation fails, the dispute shall be resolved in accordance with Section 1 in this Article:

1. To submit the dispute to Shangrao Arbitration Commission.

2. To bring a lawsuit to the People’s Court.

Chapter IX Supplementary Provisions

Article 41 The land assignment plan under the Contract has been approved by the People’s Government of Wuyuan County. The Contract shall come into force as of the date of signing by two parties.

Article 42 The two parties of the Contract shall guarantee that the names, mailing addresses, telephone numbers, fax numbers, Deposit Banks, representatives and other information they provide are authentic and valid. Any change to such information of either party shall be notified to the other party in written form within 15 days upon such change; otherwise, the changing party shall undertake the responsibilities for its failure to notify the change of information in time.

Article 43 The Contract including the Appendixes has 21 pages, and the Chinese version shall prevail.

Article 44 All the prices, amounts and land areas in the Contract shall be written both in words and in figures, which shall be identical to each other. If there is any discrepancy, those in words shall prevail.

Article 45 Any matter that is not covered in the Contract may be included in the Appendices of the Contract upon agreement of both parties, which shall be equally binding with the Contract.

Article 46 The Contract shall be made in three counterparts, which shall be equally binding, with the Assignor holding one and the Assignee holding two counterparts.

Assignor (seal): Wuyuan County Planning and Natural Resources Commission

Assignee (seal): Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Dated September 2, 2021